                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-52540

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This prospectus supplement and the accompanying prospectus relate to an       +
+effective registration statement under the Securities Act of 1933, but are    +
+not complete and may be changed. This prospectus supplement and the           +
+accompanying prospectus are not an offer to sell these securities and are not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to completion, dated December 4, 2001

PROSPECTUS SUPPLEMENT
(To prospectus dated April 26, 2001)

                                  $25,000,000

                               [Cleco Power Logo]

                                Cleco Power LLC

                 % Insured Quarterly Notes due December 15, 2016
                                (IQ Notes(SM)*)

  The % Insured Quarterly Notes due December 15, 2016, which we refer to as the "IQ Notes," will bear interest at the rate of % per year. The IQ Notes will mature on December 15, 2016. We can redeem the IQ Notes at our option on or after December 15, 2004 in whole or in part at 100% of the principal amount being redeemed plus any unpaid interest accrued to the redemption date.

  Interest on the IQ Notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2002. We will also redeem the IQ Notes, subject to limitations, at the option of the representative of any deceased beneficial owner of IQ Notes. The IQ Notes will be available for purchase in denominations of $1,000 and integral multiples of $1,000.

  Our timely payment of the regularly scheduled principal and interest on the IQ Notes will be insured by a financial guaranty insurance policy to be issued by Ambac Assurance Corporation simultaneously with the delivery of the IQ Notes.

                                  [AMBAC LOGO]

    Neither the Securities and Exchange Commission nor any state securities commission has approved or
 disapproved of these securities or determined if this prospectus supplement or the accompanying
  prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              Proceeds to Cleco
                Price to Public (1) Underwriting Discount (2)   Power LLC (3)
                ------------------- ------------------------  -----------------
Per IQ Note....            %                      %                     %
Total..........       $                      $                     $

-----
(1) Plus accrued interest, if any, from the date of original issue.
(2) See "Underwriting" for information relating to indemnification of the underwriter.
(3) Before deduction of our expenses estimated at $  .

  We expect that the IQ Notes will be ready for delivery in book-entry form
only through The Depository Trust Company on or about December   , 2001.

                                  -----------

                          Edward D. Jones & Co., L.P.

                                  -----------

          The date of this prospectus supplement is December   , 2001.

-----
* IQ Notes is a service mark of Edward D. Jones & Co., L.P.

                               TABLE OF CONTENTS

                             Prospectus Supplement

The IQ Notes Offering......................................................  S-2
The Company................................................................  S-3
Selected Financial Data....................................................  S-3
Ratio of Earnings to Fixed Charges.........................................  S-3
Description of the IQ Notes................................................  S-4
The Policy and the Insurer.................................................  S-9
Ratings.................................................................... S-11
Underwriting............................................................... S-12
Validity of the IQ Notes................................................... S-13
Experts.................................................................... S-13
Appendix A--Form of Redemption Request.....................................  A-1
Appendix B--Form of Insurance Policy.......................................  B-1

                                   Prospectus

About This Prospectus.......................................................   1
Disclosure Regarding Forward-Looking Statements.............................   2
The Company.................................................................   3
Ratio of Earnings to Fixed Charges..........................................   4
Use of Proceeds.............................................................   4
Description of the Debt Securities..........................................   4
Plan of Distribution........................................................  12
Where You Can Find More Information.........................................  14
Validity of Securities......................................................  14
Experts.....................................................................  14

                               ----------------

   In this prospectus supplement and the accompanying prospectus, "we," "us," and "our" refer to Cleco Power LLC.

                             THE IQ NOTES OFFERING

Insured Quarterly Notes       We are offering $25,000,000 aggregate principal
 Offered....................  amount of  % IQ Notes.

Interest....................  The IQ Notes will bear interest at the rate of  %
                              per year. We will pay interest on the IQ Notes quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2002.

Record Dates................  We will make interest payments to the holders of record of the IQ Notes on the first calendar day of each March, June, September and December. We will make interest payments at maturity or redemption to the persons entitled to payment of principal as a result of maturity or redemption.

Date of Maturity............  The IQ Notes will mature on December 15, 2016, unless redeemed or otherwise repaid prior to that date.

Optional Redemption by Us...  We will have the option to redeem the IQ Notes, in whole or in part, from time to time, on or after December 15, 2004. The optional redemption price for the IQ Notes will be 100% of the principal amount being redeemed plus any unpaid interest accrued to (but excluding) the redemption date.

Redemption Option of a
 Deceased Beneficial
 Owner's Representative.....  We will redeem the IQ Notes at the option of the representative of any deceased beneficial owner of an IQ Note at 100% of the principal amount, plus any interest accrued to (but excluding) the redemption date, subject to the conditions that, during the period from the original issue date of the IQ Notes through December 15, 2002 and during each twelve month period after December 15, 2002, the maximum principal amount we will redeem is $25,000 per deceased beneficial owner and an aggregate of $500,000 for all deceased beneficial owners.

Insurance...................  The timely payments of the regularly scheduled principal and interest on the IQ Notes will be insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation, which will be issued at the same time the IQ Notes are delivered.

Ranking.....................  The IQ Notes will constitute our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt.

Ratings.....................  Upon issuance, we expect that the IQ Notes will be rated "AAA" by Standard & Poor's, a Division of The McGraw-Hill Companies, Inc. and "Aaa" by Moody's Investors Service, Inc.

Use of Proceeds.............  We estimate that the net proceeds from the sale
                              of the IQ Notes will be approximately $   million
                              after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds to repay short-term debt outstanding in the form of commercial paper. As of December 3, 2001, the average number of days to maturity on this debt was 8 and the weighted average interest rate (in the form of a discount at issuance) was 2.63%.

                                  THE COMPANY

   We are a Louisiana limited liability company and a wholly owned subsidiary of Cleco Corporation, a diversified energy service holding company. We are an electric utility that provides generation, transmission and distribution electric utility operations subject to the jurisdiction of the Louisiana Public Service Commission and the Federal Energy Regulatory Commission. We provide electric utility services to approximately 249,000 retail and wholesale customers in 63 communities and rural areas in a 14,000-square-mile region in the State of Louisiana. At September 30, 2001, our aggregate electric generating capacity was 1,366,900 kilowatts. Cleco Corporation, subject to certain limited exceptions, is exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935 and Rule 2 thereunder.

   Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and our phone number at this address is (318) 484-7400.

                            SELECTED FINANCIAL DATA

   The following table presents our selected financial data and is derived from our audited and unaudited financial statements. The data set forth below should be read together with our historical financial statements, the notes to those statements and other financial information we have incorporated by reference into the accompanying prospectus. Our financial information for periods prior to July 1, 1999 includes the results of former subsidiaries that were transferred to Cleco Corporation, the owner of all of our membership interests, in connection with our reorganization into a holding company structure on July 1, 1999.

                         Nine Months Ended
                           September 30,             Years Ended December 31,
                         ----------------- --------------------------------------------
                           2001     2000     2000     1999     1998     1997     1996
                         -------- -------- -------- -------- -------- -------- --------
                                                 (in thousands)
Summary of Operations:
Operating Revenues...... $539,275 $481,715 $645,629 $751,561 $515,175 $456,245 $437,121
Operating Expenses...... $454,253 $384,281 $554,802 $666,261 $434,876 $377,435 $358,700
Operating Income........ $ 85,022 $ 97,434 $ 90,827 $ 85,300 $ 80,299 $ 78,810 $ 78,421
Net Income.............. $ 42,258 $ 49,290 $ 59,857 $ 55,636 $ 51,664 $ 50,402 $ 50,061

                         September 30,                      December 31,
                         ------------- ---------------------------------------------------------------
                             2001         2000       1999          1998          1997          1996
                         ------------- ---------- ----------    ----------    ----------    ----------
                                                    (in thousands)
Balance Sheet Data:
Total Assets............  $1,298,924   $1,303,632 $1,290,979(1) $1,350,454(1) $1,344,044(1) $1,309,771(1)
Long-Term Debt, net.....  $  310,444   $  335,282 $  360,339    $  343,042    $  365,897    $  340,859

--------
(1) Certain reclassifications have been made to conform Total Assets for the period from 1996 to 1999 to the presentation used in our 2000 financial statements. These reclassifications had no effect on Net Income.

                       RATIO OF EARNINGS TO FIXED CHARGES

                          Nine Months
                             Ended
                         September 30,         Years Ended December 31,
                         --------------  -------------------------------------
                          2001    2000   2000  1999(1) 1998(1) 1997(1) 1996(1)
                         ------- ------  ----- ------- ------- ------- -------
Ratio of Earnings to
 Fixed Charges..........   3.93x   4.35x 4.05x  3.89x   3.80x   3.74x   3.70x

--------
(1) Our ratio of earnings to fixed charges for periods prior to July 1, 1999 includes the results of former subsidiaries that were transferred to Cleco Corporation in connection with our reorganization into a holding company structure on July 1, 1999.

                          DESCRIPTION OF THE IQ NOTES

General

   We have summarized below various provisions of the IQ Notes. Because this discussion is only a summary, it does not necessarily contain all of the information you should consider. Our debt securities and the indenture, dated as of October 1, 1988, between us (as successor to Cleco Utility Group Inc.) and The Bank of New York (as successor to Bankers Trust Company) as trustee, as amended and supplemented from time to time, pursuant to which the IQ Notes will be issued, are more fully described in the accompanying prospectus. Additionally, the indenture is an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. The following summary of the IQ Notes is qualified in its entirety by reference to the indenture. In this prospectus supplement, we refer to the trustee under the indenture as the "trustee" or the "IQ Notes trustee," depending on the context.

   We will issue the IQ Notes as a series of debt securities under the indenture in denominations of $1,000 and integral multiples of $1,000. The IQ Notes will be limited in principal amount to $25,000,000, provided, however, that this amount may in the future be increased pursuant to the provisions of the indenture. The IQ Notes will constitute our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt. The IQ Notes will not be subject to any sinking fund provision.

   The indenture does not limit the aggregate principal amount of unsecured debt securities that we can issue under it and provides that we may issue debt securities from time to time in one or more series up to the aggregate principal amount authorized by us for a particular series. We may, from time to time, without the consent of the holders of the IQ Notes, issue notes or other debt securities under the indenture in addition to the IQ Notes offered by this prospectus supplement. At September 30, 2001, we had approximately $215 million principal amount of debt securities outstanding under the indenture, all of which are medium-term notes.

Maturity

   The entire principal amount of the IQ Notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid interest accrued to (but excluding) the maturity date, on December 15, 2016. In the event that the maturity date or any redemption date is not a business day, then payment of principal and any interest will be made on the next business day (and without any interest or other payment in respect of the delay).

Interest

   Each IQ Note will bear interest at   % per year from the date of original
issuance, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year to the person in whose name the IQ Note is registered at the close of business on the first calendar day of such month. Interest accrued on the IQ Notes will be payable at maturity or earlier redemption to the persons entitled to payment of principal as a result of maturity or redemption, as the case may be. The initial interest payment date is March 15, 2002, and the payment on that date will include all interest accrued from the date of issuance. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a business day, then payment of the interest will be made on the next business day (and without any interest or other payment in respect of the delay). In addition, if there has been a default in the payment of interest on any IQ Note, the defaulted interest may be payable to the holder of the IQ Note as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date proposed by us for payment of this defaulted interest, and not less than 15 days after the receipt by the trustee of our notice of the proposed payment.

Optional Redemption

   We will have the option to redeem the IQ Notes, in whole or in part, without premium, from time to time, on or after December 15, 2004, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to 100% of the principal amount being redeemed plus any unpaid interest accrued to (but excluding) the redemption date. From the redemption date, the redeemed IQ Notes will cease to bear interest, unless we default in the payment of the redemption price. If such a default occurs, the principal amount of the IQ Notes called for redemption will continue to bear interest at the rate indicated on the cover of this prospectus supplement until paid. We are likely to choose to redeem the IQ Notes at times when prevailing interest rates are relatively lower. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your IQ Notes being redeemed.

   Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we and our affiliates may, at any time and from time to time, purchase outstanding IQ Notes by tender, in the open market or by private agreement.

Special Insurance Provisions of the Indenture

   Regardless of any other provision of the indenture, so long as Ambac Assurance is not in default under the insurance policy, Ambac Assurance will be entitled to control and direct the enforcement of all rights and remedies with respect to the IQ notes, except for the rights described under "--Redemption by Us Upon Death of a Beneficial Owner," below. In addition, as long as Ambac Assurance is not in default under the insurance policy, the indenture requires Ambac Assurance's consent to the taking of any action that requires the consent of the holders of the IQ Notes, including the removal of the trustee and any change to the IQ Notes or to Ambac Assurance's rights under the indenture. No provision of the indenture expressly recognizing or granting rights in or to Ambac Assurance may be amended in any manner that materially affects the rights of Ambac Assurance without the prior written consent of Ambac Assurance.

Additional Events of Default

   The indenture provides that an event of default under the insurance agreement between us and Ambac Assurance that occurs and continues will be an event of default under the indenture. Events of default under the insurance agreement (and, as a result, under the indenture) include, among others, the violation of the following covenants between us and Ambac Assurance:

  . a requirement that we maintain, as of the last day of each fiscal quarter, "common equity" equal to at least 30% of our "total capitalization," as such terms are defined in the insurance agreement,

  . a prohibition on our (or any of our material subsidiaries') merger or consolidation with or sale or other disposition of assets to, or on the purchase of assets from (other than purchases in the ordinary course of business) another person or entity, except for asset sales by us (or our material subsidiaries) that do not exceed 10% of our "material total assets" for the preceding twelve month period, as such term is defined in the insurance agreement, and other applicable exceptions,

  . a requirement that another regulated public utility assume our obligations with respect to the IQ Notes and the insurance agreement if we engage in any reorganization or transfer of assets that causes us to cease to be a regulated public utility,

  . an agreement by us to secure our repayment obligations to Ambac Assurance under the insurance agreement if we issue additional debt that is secured by substantially all of our assets, and

  . our obligations to pay the premium to Ambac Assurance under the insurance policy or to reimburse Ambac Assurance for amounts advanced by it under the policy.

Redemption by Us Upon Death of a Beneficial Owner

   Unless the IQ Notes have been declared due and payable prior to their maturity by reason of an event of default under the indenture, as more fully described in "--Additional Events of Default," above and in the accompanying prospectus under "Description of the Debt Securities--Events of Default," or have been previously redeemed or otherwise repaid, the personal representative or other person authorized to represent a deceased beneficial owner of IQ Notes (that is, one who has the right to sell, transfer or otherwise dispose of an interest in an IQ Note and the right to receive the proceeds from the IQ Note, as well as the interest and principal payable to the holder of the IQ Note) has the right to request redemption prior to stated maturity of all or part of his or her interest in such IQ Notes, and we will be obligated to redeem such IQ Notes. But during the period from the original issue date of the IQ Notes through and including December 15, 2002 (which we refer to as the "initial period"), and during any twelve-month period that ends on and includes each subsequent December 15 (each of which we refer to as a "subsequent period"), we will not be obligated to redeem:

  . on behalf of a deceased beneficial owner, any interest in the IQ Notes that exceeds $25,000 principal amount, or

  . interests in the IQ Notes exceeding $500,000 in aggregate principal amount for all representatives requesting redemption upon the death of beneficial owners.

   We may, at our option, redeem interests of any deceased beneficial owner in the IQ Notes in the initial period or any subsequent period in excess of the $25,000 limitation. Any such redemption by us, to the extent it exceeds the $25,000 limitation for any deceased beneficial owner, will not be included in the computation of the $500,000 aggregate limitation for the IQ Notes for the initial period or the applicable subsequent period, as the case may be, or for any succeeding subsequent period. We may, at our option, redeem interests of deceased beneficial owners in the IQ Notes in the initial period or any subsequent period in an aggregate principal amount exceeding the $500,000 aggregate limitation. Any such redemption by us, to the extent it exceeds the $500,000 aggregate limitation, will not reduce the aggregate limitation for any subsequent period. Upon any determination by us to redeem IQ Notes in excess of the $25,000 limitation or the $500,000 aggregate limitation, such IQ Notes will be redeemed in the order of the receipt of redemption requests by the trustee.

   A representative of a deceased beneficial owner may initiate a request for redemption at any time and in any principal amount, provided that the principal amount is in integral multiples of $1,000. The representative must deliver the request to the participant (that is, an institution that has an account with the depository for the IQ Notes) through which the deceased beneficial owner owned such interest, in form satisfactory to the participant, together with evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, any waivers, notices or certificates as may be required under applicable state or federal law and any other evidence of the right to the redemption as the participant requires. The request must specify the principal amount of the interest in the IQ Notes to be redeemed, which amount must be in integral multiples of $1,000. The participant will then deliver to the depository, which in this case initially will be The Depository Trust Company, a request for redemption substantially in the form attached as Appendix A to this prospectus supplement. The depository will, on receipt of a redemption request, forward the request to the trustee. The trustee is required to maintain records with respect to redemption requests received by it, including the date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the $500,000 aggregate limitation. The trustee will immediately file with us each redemption request it receives, together with the information regarding the eligibility of the redemption request with respect to the $25,000 limitation and the $500,000 aggregate limitation. We, the depository and the trustee:

  . may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct and

  .   will have no responsibility

    . for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the IQ Notes to be redeemed or is in fact deceased and

    . for determining whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

   Subject to the $25,000 limitation and the $500,000 aggregate limitation, we will, after the death of any beneficial owner, redeem the interest of such beneficial owner in the IQ Notes within 60 days following receipt by us of a redemption request from the trustee. If redemption requests exceed the aggregate principal amount of interests in IQ Notes required to be redeemed during the initial period or during any subsequent period, then the excess redemption requests will be applied in the order received by the trustee to successive subsequent periods, regardless of the number of subsequent periods required to redeem such interests. We may at any time notify the trustee that we will redeem, on a date not less than 30 nor more than 60 days after the date of such notice, all or any lesser amount of IQ Notes for which redemption requests have been received but that are not then eligible for redemption by reason of the $25,000 limitation or the $500,000 aggregate limitation. Such IQ Notes will be redeemed in the order of receipt of redemption requests by the trustee.

   We will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the redemption date for the IQ Notes we redeem pursuant to a redemption request of a representative of a deceased beneficial owner. Subject to arrangements with the depository, payment for interests in the IQ Notes to be redeemed will be made to the depository in the aggregate principal amount specified in the redemption requests submitted to the trustee by the depository that are to be fulfilled in connection with such payment upon presentation of the IQ Notes to the trustee for redemption. The principal amount of any IQ Notes acquired or redeemed by us other than by redemption at the option of any representative of a deceased beneficial owner under the procedures described in this section of the prospectus supplement will not be included in the computation of either the $25,000 limitation or the applicable $500,000 aggregate limitation for the initial period or for any subsequent period.

   For purposes of this section of the prospectus supplement, an interest in an IQ Note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single beneficial owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a beneficial owner of an interest in the IQ Notes will be deemed the death of the beneficial owner, regardless of the recordation of the interest on the records of the participant, if such rights can be established to the satisfaction of the participant. Such interests will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person's lifetime.

   In the case of a redemption request that is presented on behalf of a deceased beneficial owner and that has not been fulfilled at the time we give notice of our election to redeem the IQ Notes, the IQ Notes that are the subject of such pending redemption request will be redeemed prior to any other IQ Notes.

   Any redemption request may be withdrawn by the person(s) presenting the request upon delivery of a written request for withdrawal given by the participant on behalf of such person(s) to the depository and by the depository to the trustee not less than 30 days prior to the redemption payment.

   During any time in which the IQ Notes are not represented by a global security and are issued in definitive form:

  . all references in this section of the prospectus supplement to participants and the depository, including the depository's governing rules, regulations and procedures, will be deemed deleted,

  . all determinations that the participants are required to make as described in this section will be made by us (including determining whether the applicable decedent is in fact the beneficial owner of the interest in the IQ Notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner), and

  .   all redemption requests, to be effective, must

    . be delivered by the representative to the trustee, with a copy to us,

    . be in the form of a redemption request (with appropriate changes to reflect the fact that the redemption request is being executed by a representative), and

    . be accompanied by the IQ Note that is the subject of the redemption request, in addition to all documents that are otherwise required to accompany a redemption request.

Defeasance and Covenant Defeasance

   We will be discharged from all of our obligations with respect to the IQ Notes, except for certain obligations to exchange or register the transfer of IQ Notes, to replace stolen, lost or mutilated IQ Notes, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the IQ Notes of money or U.S. government obligations, or both. A deposit by us in this manner will provide money in an amount sufficient to pay the principal and/or interest, if any, on the IQ Notes on the respective stated maturity date in accordance with the terms of the indenture and the IQ Notes through the payment of principal and interest in respect of the deposited money or government obligations in accordance with their terms. This defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the IQ Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur.

   In certain circumstances, we may omit to comply with specified restrictive covenants applicable to the IQ Notes. In those circumstances, the occurrence of certain events of default, which are described in "--Additional Events of Default," above and in the accompanying prospectus under "Description of the Debt Securities--Events of Default," will be deemed not to be or result in an event of default with respect to the IQ Notes. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of the IQ Notes, money or U.S. government obligations, or both. A deposit by us in this manner will provide money in an amount sufficient to pay the principal and/or interest, if any, on the IQ Notes on the respective stated maturity date in accordance with the terms of the indenture and the IQ Notes through the payment of principal and interest in respect of the money or government obligations in accordance with their terms. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the IQ Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. In the event we exercise this option with respect to any IQ Notes and the IQ Notes are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust would be sufficient to pay amounts due on the IQ Notes at the time of their stated maturity, but might not be sufficient to pay amounts due on the IQ Notes upon any acceleration resulting from the event of default. In this case, we would remain liable for those payments.

   If Ambac Assurance pays the principal and/or interest due on the IQ Notes as described under "The Policy and the Insurer" below, the IQ Notes may not be defeased and will not be deemed to have been paid by us. Additionally, all of our obligations with respect to the IQ Notes will continue to exist and will run to the benefit of Ambac Assurance, and Ambac Assurance will be subrogated to the rights of the holders of the IQ Notes.

Book-Entry Issuance

   The Depository Trust Company will act as the initial securities depository for the IQ Notes. The IQ Notes will be issued only as fully registered securities in the name of Cede & Co., the depository's nominee. One or more fully registered global IQ Notes will be issued, representing in the aggregate the total principal amount of IQ Notes offered by this prospectus supplement, and will be deposited with the depository. Unless and until it is exchanged in whole or in part for IQ Notes in certificated form, no global IQ Note may be transferred except as a whole by the depository or a nominee of the depository. A global IQ Note will be exchangeable for IQ Notes in certificated form only if:

  . the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 60 days, or

  . we, in our sole discretion, determine that a global IQ Note will be exchangeable for certificated IQ Notes.

   For more information about IQ Notes in global and certificated form and the depository and its procedures, please read "Description of the Debt Securities--Form, Denomination and Registration; Book-Entry System" in the accompanying prospectus.

                           THE POLICY AND THE INSURER

The Insurance Policy

   We will enter into an insurance agreement with Ambac Assurance under which Ambac Assurance will issue a financial guaranty insurance policy relating to the IQ Notes. A form of this policy is attached to this prospectus supplement as Appendix B. The following summary of the terms of the insurance policy does not purport to be complete and is qualified in its entirety by reference to the insurance policy.

   Ambac Assurance has made a commitment to issue the insurance policy effective as of the date of issuance of the IQ Notes. Under the terms of the insurance policy, Ambac Assurance will pay to The Bank of New York, in New York, New York, or any successor, as insurance trustee, that portion of the principal of and interest on the IQ Notes that becomes "due for payment" but has not been paid by reason of "nonpayment" (as such terms are defined in the insurance policy) by us. Ambac Assurance will make such payments to the insurance trustee on the later of the date on which such principal and/or interest becomes due for payment or within one business day following the date on which Ambac Assurance receives notice of nonpayment from the IQ Notes trustee. The insurance policy will extend for the term of the IQ Notes and, once issued, cannot be canceled by us or Ambac Assurance.

   The insurance policy will insure payment only on the stated maturity date, in the case of principal, and on interest payment dates, in the case of interest. In the event of any acceleration of the principal of the IQ Notes, as more fully described in the accompanying prospectus under "Description of the Debt Securities--Events of Default," the insured payments will be made at the times and in the amounts as would have been made had there not been an acceleration.

   If the IQ Notes trustee has notice that any payment of principal of or interest on an IQ Note that has become due for payment and that is made to a holder by or on our behalf has been deemed a preferential transfer and recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, that holder will be entitled to payment from Ambac Assurance to the extent of such recovery if sufficient funds are not otherwise available.

   The insurance policy does not insure any risk other than nonpayment, as defined in the policy. Specifically, the insurance policy does not cover:

  . payment on acceleration, as a result of a call for redemption (including redemption at the request of the representative of a deceased beneficial owner of IQ Notes) or as a result of any other advancement of maturity,

  .   payment of any redemption, prepayment or acceleration premium, and

  . nonpayment of principal or interest caused by the insolvency or negligence of the IQ Notes trustee or any paying agent.

   If it becomes necessary to call upon the insurance policy, payment of principal requires surrender of the related IQ Notes to the insurance trustee together with an appropriate instrument of assignment so as to permit ownership of such IQ Notes to be registered in the name of Ambac Assurance to the extent of the payment under the insurance policy. Payment of interest pursuant to the insurance policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to payment to Ambac Assurance.

   Upon payment of the insurance benefits in respect of any IQ Notes, Ambac Assurance will become the owner of the related rights to payment of principal and/or interest on such IQ Notes and will be fully subrogated to the surrendering holder's rights to payment.

Ambac Assurance Corporation

   The following information has been supplied by Ambac Assurance for inclusion in this prospectus supplement. No representation is made by us, the trustee, the underwriter or any of our or their affiliates as to the accuracy or completeness of the information.

   Ambac Assurance is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the Territory of Guam. Ambac Assurance primarily insures newly-issued municipal and structured finance obligations. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. (formerly, AMBAC Inc.), a 100% publicly held company. Moody's, Standard & Poor's and Fitch, Inc. have each assigned a triple-A financial strength rating to Ambac Assurance.

   The consolidated financial statements of Ambac Assurance and its subsidiaries as of December 31, 2000 and December 31, 1999, and for each of the years in the three-year period ended December 31, 2000, prepared in accordance with accounting principles generally accepted in the United States of America, included in the Annual Report on Form 10-K of Ambac Financial Group for the year ended December 31, 2000 (which was filed with the Securities and Exchange Commission, or "SEC," on March 28, 2001, Commission File Number 1-10777) and the unaudited consolidated interim financial statements of Ambac Assurance and its subsidiaries as of September 30, 2001, and for the periods ending September 30, 2001 and September 30, 2000 included in the Quarterly Report on Form 10-Q of Ambac Financial Group for the period ended September 30, 2001 (which was filed with the SEC on November 14, 2001), are hereby incorporated by reference into this prospectus supplement and are deemed to constitute a part of this prospectus supplement. Any statement contained in a document incorporated in this prospectus supplement by reference will be modified or superseded for the purposes of this prospectus supplement to the extent that the statement is modified or superseded by this prospectus supplement or by any other document incorporated by reference into this prospectus supplement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

   All information related to Ambac Assurance and its subsidiaries, including the financial statements of Ambac Assurance and its subsidiaries, that is contained in documents filed by Ambac Financial Group with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the IQ Notes will be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing the documents.

   The following table sets forth the capitalization of Ambac Assurance and its subsidiaries as of December 31, 1999, December 31, 2000 and September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

                  Ambac Assurance Corporation and Subsidiaries
                              Capitalization Table
                             (Dollars in Millions)

                                        December 31, December 31, September 30,
                                            1999         2000         2001
                                        ------------ ------------ -------------
                                                                   (unaudited)
Unearned premiums......................    $1,442       $1,556       $1,730
Other liabilities......................       524          581          954
                                           ------       ------       ------
  Total liabilities....................     1,966        2,137        2,684
                                           ------       ------       ------
Stockholder's equity:
  Common stock.........................        82           82           82
  Additional paid-in capital...........       752          760          760
  Accumulated other comprehensive
   (loss) income.......................       (92)          82          135
  Retained earnings....................     1,674        2,002        2,271
                                           ------       ------       ------
Total stockholder's equity.............     2,416        2,926        3,248
                                           ------       ------       ------
Total liabilities and stockholder's
 equity................................    $4,382       $5,063       $5,932
                                           ------       ------       ------

   For additional financial information concerning Ambac Assurance, see the audited financial statements of Ambac Assurance incorporated by reference in this prospectus supplement. Copies of the financial statements of Ambac Assurance incorporated by reference and copies of Ambac Assurance's annual statement for the year ended December 31, 2000 prepared in accordance with statutory accounting standards are available, without charge, from Ambac Assurance. The address of Ambac Assurance's administrative offices and its telephone number are One State Street Plaza, 19th Floor, New York, New York 10004 and (212) 668-0340.

   Ambac Assurance makes no representation regarding the IQ Notes or the advisability of investing in the IQ Notes and makes no representation regarding, nor has it participated in the preparation of, this prospectus supplement other than the information supplied by Ambac Assurance and presented under "The Policy and the Insurer" in this prospectus supplement and in its financial statements incorporated in this prospectus supplement by reference.

                                    RATINGS

   We expect that Standard & Poor's and Moody's will assign the IQ Notes ratings of "AAA" and "Aaa," respectively, conditioned upon the issuance and delivery by Ambac Assurance at the time of delivery of the IQ Notes of the policy insuring the timely payment of the principal and interest on the IQ Notes. The ratings reflect only the views of those rating agencies, and an explanation of the significance of the ratings may be obtained from the rating agencies at the following addresses: Standard & Poor's, a Division of The McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041 and Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007.

   A security rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time by the rating agency. Each rating assigned to the IQ Notes should be evaluated independently of any other rating. No person is obligated to maintain its rating on the IQ Notes, and accordingly, we cannot assure you that a rating assigned to the IQ Notes upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of the IQ Notes is revised or withdrawn, the liquidity of the IQ Notes may be materially adversely affected. In general, ratings address credit risk and the likelihood of payment in full of the IQ Notes at maturity, as well as the timely payment of interest.

   At present, each of the rating agencies maintains four categories of investment grade ratings. For Standard & Poor's, these categories are AAA, AA, A and BBB, and for Moody's, these categories are Aaa, Aa, A and Baa. Standard & Poor's defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                  UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement between us and Edward D. Jones & Co., L.P., the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the entire principal amount of the IQ Notes at % of the principal amount thereof.

   The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent, including the absence of any significant negative change in our business and the receipt of certain certificates, opinions and letters from us and our attorneys and independent accountants. The nature of the underwriter's obligation is such that it is committed to purchase all IQ Notes offered by this prospectus supplement if any of the IQ Notes are purchased.

   The underwriter has advised us that it proposes to offer the IQ Notes being purchased by it directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price, less a concession of %. After the initial public offering of the IQ Notes, the public offering price and dealer concessions may be changed. The offering of the IQ Notes is made for delivery when, as and if accepted by the underwriter and subject to prior sale and withdrawal, cancellation or modification of this offering without notice. The underwriter reserves the right to reject an order for the purchase of IQ Notes in whole or in part.

   Prior to this offering, there has been no public market for the IQ Notes. The underwriter has advised us that it intends to make a market in the IQ Notes. The underwriter will have no obligation to make a market in the IQ Notes, however, and may cease market making activities, if commenced, at any time. The IQ Notes will not be listed on any securities exchange.

   We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect thereof.

   In order to facilitate the offering of the IQ Notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the IQ Notes. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in the IQ Notes for its own account. In addition, to cover over-allotments or to stabilize the prices of the IQ Notes, the underwriter may bid for, and purchase, IQ Notes in the open market. The underwriter may reclaim selling concessions allowed to a dealer for distributing IQ Notes in the offering, if the underwriter repurchases previously distributed IQ Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the IQ Notes above independent market levels. The underwriter is not required to engage in these activities and, if commenced, may end any of these activities at any time.

   We have agreed, during the period of 30 days from the date on which the IQ Notes are purchased by the underwriter, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any IQ Notes, any security convertible into or exchangeable into or exercisable for IQ Notes or any debt securities substantially similar to the IQ Notes, without the prior written consent of the underwriter.

                            VALIDITY OF THE IQ NOTES

   The validity of the IQ Notes offered by this prospectus supplement will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York. Phelps Dunbar, L.L.P., New Orleans, Louisiana, will pass upon all matters of Louisiana law in this connection.

                                    EXPERTS

   The financial statements incorporated in the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Ambac Assurance and its subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 are incorporated by reference in this prospectus supplement in reliance on the report of KPMG LLP, independent certified public accountants, upon the authority of that firm as experts in accounting and auditing.

                     Appendix A--Form of Redemption Request

                                CLECO POWER LLC

        % Insured Quarterly Notes due December 15, 2016 (the "IQ Notes")

                             CUSIP NO. 185508 AA 6

   The undersigned,        (the "Participant"), does hereby certify, pursuant
to the provisions of that certain Indenture dated as of October 1, 1988 (the "Indenture") between Cleco Power LLC (as successor to Cleco Utility Group Inc.) (the "Issuer") and The Bank of New York (as successor to Bankers Trust Company), as trustee (the "Trustee"), as amended and supplemented from time to time, to The Depository Trust Company (the "Depository"), to the Issuer and the Trustee that:

  1. [Name of deceased Beneficial Owner] is deceased.

  2. [Name of deceased Beneficial Owner] had a $       interest in the above
     referenced IQ Notes.

  3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $ principal amount of said IQ Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the IQ Notes to which this redemption request relates redeemed.

  4. The Participant holds the interest in the IQ Notes with respect to which this redemption request is being made on behalf of [Name of deceased Beneficial Owner].

  5. The Participant hereby certifies that it will indemnify and hold harmless the Depository, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability incurred by the indemnified party or parties as a result of or in connection with the redemption of IQ Notes to which this redemption request relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

   IN WITNESS WHEREOF, the undersigned has executed this redemption request as
of      ,     .

                                          [PARTICIPANT NAME]

                                          By:__________________________________
                                          Name:________________________________
                                          Title:______________________________

                      APPENDIX B--FORM OF INSURANCE POLICY

[AMBAC LOGO]                                  Ambac Assurance Corporation
                                              One State Street Plaza, 15th Floor
FINANCIAL GUARANTY INSURANCE POLICY           New York, New York 10004
                                              Telephone: (212) 668-0340

Obligor:                                          Policy Number:

Obligations:                                      Premium:

SPECIMEN

Ambac Assurance Corporation (Ambac), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to The Bank of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Holders, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following written notification to Ambac of Nonpayment. Upon a Holder's presentation and surrender to the Insurance Trustee of such unpaid Obligations or related coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Holder the amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and/or coupons and shall be fully subrogated to all of the Holder's rights to payment thereon.

In cases where the Obligations are issued in registered form, the Insurance Trustee shall disburse principal to a Holder only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee duly executed by the Holder or such Holder's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. The Insurance Trustee shall disburse interest to a Holder of a registered Obligation only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee, duly executed by the Holder or such Holder's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Holder's rights to payment on registered Obligations to the extent of any insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery, if sufficient funds are not otherwise available.

As used herein, the term "Holder" means any person other than (i) the Obligor or
(ii) any person whose obligations constitute the underlying security or source of payment for the Obligations who, at the time of Nonpayment, is the owner of an Obligation or of a coupon relating to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the scheduled maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the scheduled date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the trustee or paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

[signature appers here]         [AMBAC SEAL]           /s/ Anne G. Gill
------------------------                               -----------------------
President                                              Secretary

Effective Date:                                        Authorized Representative

THE BANK OF NEW YORK acknowledges that                 /s/ Noraida Lauro
it has agreed to perform the duties of                 -----------------------
Insurance Trustee under this Policy.                   Authorized Officer of
                                                       Insurance Trustee
Form No.: 2B-0012 (1/01)

PROSPECTUS

CLECO POWER LLC
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
(318) 484-7400
                                  $200,000,000

                                Debt Securities


                               ----------------

   We may offer and sell up to $200,000,000 of our debt securities in one or more series by using this prospectus. We will establish the terms for our debt securities at the time we sell them and we will describe them in one or more supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is April 26, 2001.

                               Table of Contents

      About This Prospectus.................................................   1
      Disclosure Regarding Forward-Looking Statements ......................   2
      The Company ..........................................................   3
      Ratio of Earnings to Fixed Charges ...................................   4
      Use of Proceeds ......................................................   4
      Description of the Debt Securities ...................................   4
      Plan of Distribution .................................................  12
      Where You Can Find More Information ..................................  14
      Validity of Securities ...............................................  14
      Experts ..............................................................  14

                             About This Prospectus

   This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or "SEC," using a "shelf" registration process. By using this process, we may offer up to $200 million of our debt securities in one or more offerings. This prospectus provides you with a description of the debt securities we may offer. Each time we offer debt securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the "Where You Can Find More Information" section of this prospectus.

   References in this prospectus to "the Company," "we," "us" or other similar terms mean Cleco Power LLC, unless the context clearly indicates otherwise. We are the successor to Cleco Utility Group Inc., a Louisiana corporation, as the result of a merger of Cleco Utility Group with and into us on December 31, 2000. Accordingly, references in this prospectus to "the Company," "we," "us" or other similar terms mean and include Cleco Utility Group, if the references are to events or facts occurring or existing prior to the merger.

   You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell debt securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                Disclosure Regarding Forward-Looking Statements

   This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events, our future financial performance, future legislative and regulatory changes affecting our business and other matters. These forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. Although we believe the expectations reflected in these forward-looking statements are reasonable, these forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties that could cause the actual results to differ materially from our expectations.

   When used, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with these forward-looking statements, the following list identifies some of the factors that could cause our actual results to differ materially from those contemplated in any of our forward-looking statements:

  . unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, unusual maintenance or repairs, unanticipated changes to fuel costs, gas supply costs or availability constraints due to higher demand, shortages, transportation problems or other developments, environmental incidents or electric transmission or gas pipeline system constraints;

  . increased competition in the electric industry, including effects of industry restructuring or deregulation, transmission system operation or administration, retail wheeling or cogeneration;

  . unanticipated changes in rate-setting policies or procedures, recovery of investments made under traditional regulation and the frequency and timing of rate increases;

  . financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the Federal Energy Regulatory Commission, or "FERC," the Louisiana Public Service Commission, or "LPSC," or similar entities with regulatory or accounting oversight;

  . economic conditions, including inflation rates and monetary fluctuations;

  . changing market conditions and a variety of other factors associated with physical energy and financial trading activities, including, but not limited to price, basis, credit, liquidity, volatility, capacity, transmission, interest rate and warranty risks;

  . employee workforce factors, including changes in key executives;

  . cost and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters;

  . changes in federal, state or local legislative requirements, such as changes in tax laws or rates, regulating policies or environmental laws and regulations; and

  . other factors we discuss in the related prospectus supplement, including those outlined in "Risk Factors," if any.

   We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

                                  The Company

   We are a Louisiana limited liability company and a wholly owned principal subsidiary of Cleco Corporation, a diversified energy service holding company. We are an electric utility that provides generation, transmission and distribution electric utility operations subject to the jurisdiction of the LPSC. We provide electric utility services to approximately 249,000 retail and wholesale customers in 63 communities and rural areas in a 14,000-square-mile region in the State of Louisiana. Cleco Corporation, subject to certain limited exceptions, is exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935 and Rule 2 thereunder. Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and our phone number at this address is (318) 484-7400.

   On December 31, 2000, Cleco Utility Group Inc., a wholly owned subsidiary of Cleco Corporation, converted its form of business organization from a corporation to a limited liability company by merging with and into us. This conversion was effected in order to lessen Cleco Utility Group's Louisiana state tax obligations. We held no significant assets or liabilities prior to the conversion. As a result of the conversion, we acquired all of Cleco Utility Group's assets and assumed all of its liabilities. We obtained the necessary regulatory approvals from the FERC and the LPSC prior to engaging in the conversion.

   Cleco Utility Group, formerly named Cleco Corporation, was incorporated under the laws of the State of Louisiana on January 2, 1935. Effective July 1, 1999, Cleco Utility Group was reorganized into a holding company structure. This reorganization resulted in the creation of a holding company, Cleco Corporation, which became the owner of all of Cleco Utility Group's outstanding stock. This stock was converted into membership interests in us in the conversion of Cleco Utility Group.

Selected Financial Data

   The following table presents our selected financial data and is derived from our audited financial statements. The data set forth below should be read together with our historical financial statements, the notes to those statements and other financial information we have incorporated by reference into this prospectus. Our financial information for periods prior to July 1, 1999 includes the results of former subsidiaries that were transferred to Cleco Corporation, the owner of all of our membership interests, in connection with our reorganization into a holding company structure.

                                      As of and for the Year Ended December 31,
                         ------------------------------------------------------------------
                            1996          1997          1998          1999          2000(1)
                         ----------    ----------    ----------    ----------    ----------
                                (In thousands, except per share and dividend amounts)
Income Statement Data
Operating Revenues...... $  437,121    $  456,245    $  515,175    $  751,561    $  645,629
Net Income.............. $   50,061    $   50,402    $   51,664    $   55,636    $   59,857
Basic EPS............... $     2.23    $     2.24    $     2.30    $     2.47            --
Diluted EPS............. $     2.16    $     2.18    $     2.24    $     2.43            --
Cash dividends per
 common share........... $     1.53    $     1.57    $     1.61    $     3.96            --
Balance Sheet Data
Total Assets............ $1,309,771(2) $1,344,044(2) $1,350,454(2) $1,290,979(2) $1,303,632
Long-Term Debt, net..... $  340,859    $  365,897    $  343,042    $  360,339    $  335,282
Redeemable Preferred
 Stock.................. $    6,372    $    6,120    $    5,680            --            --

--------
(1) We no longer report Basic EPS, Diluted EPS or Cash dividends per common share, because such per share information is not relevant to us as a limited liability company that is wholly owned by a single member.

(2) Certain reclassifications have been made to conform Total Assets for the period from 1996 to 1999 to the presentation used in our 2000 financial statements. These reclassifications had no effect on net income applicable to member's equity and common stock, total common shareholders' or member's equity or cash flows.

                       Ratio of Earnings to Fixed Charges

                                                Year Ended December 31,
                                          ------------------------------------
                                          1996(1) 1997(1) 1998(1) 1999(1) 2000
                                          ------- ------- ------- ------- ----
Ratio of Earnings to Fixed Charges.......  3.70x   3.74x   3.80x   3.89x  4.05x

--------
(1) Our ratio of earnings to fixed charges for periods prior to July 1, 1999 includes the results of former subsidiaries that were transferred to Cleco Corporation in connection with our reorganization into a holding company structure.

                                Use of Proceeds

   Unless we inform you otherwise in the prospectus supplement, we anticipate using net proceeds from the sale of debt securities offered by this prospectus for general corporate purposes. The purposes may include, but are not limited to:

  . working capital,

  . capital expenditures,

  . equity investments in existing and future projects,

  . acquisitions,

  . the payment of distributions to Cleco Corporation, and

  . the repayment or refinancing of our indebtedness, including intercompany indebtedness.

                       Description of the Debt Securities

   We may from time to time offer debt securities consisting of our unsecured debentures, notes (including notes commonly known as medium-term notes) or other evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $200 million pursuant to this prospectus. We refer to these debentures, notes or other evidences of indebtedness as the "debt securities." The following description highlights the general terms and provisions of the debt securities. When we offer debt securities in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

   The debt securities will be issued under an indenture, dated as of October 1, 1988, between us (as successor to Cleco Utility Group Inc.) and Bankers Trust Company, as supplemented and amended. The Bank of New York is the current trustee under the indenture. Copies of the indenture and the Agreement of Resignation, Appointment and Acceptance under which The Bank of New York succeeded Bankers Trust Company as trustee under the indenture are included among the exhibits to the registration statement of which this prospectus is a part.

   We have summarized selected provisions of the indenture below. The summary is not complete. You should read the indenture filed as an exhibit to the registration statement of which this prospectus is a part for any provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. In describing the provisions of the indenture, we use the term "corporation" as it is defined in the indenture. The indenture defines "corporation" to include corporations, associations, companies, including limited liability companies, and business trusts.

   Unless otherwise indicated in a prospectus supplement, the covenants contained in the indenture and the debt securities would not necessarily afford holders of the debt securities protection in the event of a disposition of one or more of our generating facilities or a highly leveraged or other transaction involving us, including a decline in our credit quality, that may adversely affect holders.

General

   The indenture does not limit the principal amount of unsecured debentures, notes or other obligations that we may issue under it from time to time in one or more series. The term "indenture securities," as used in this prospectus, refers to all of these obligations issued and issuable under the indenture from time to time and includes the debt securities. We may issue additional indenture securities, in addition to the debt securities, in the future under the indenture. At September 30, 2000, we had approximately $240 million principal amount of indenture securities issued and outstanding under the indenture.

   A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  . the title and series of the debt securities;

  . the total principal amount of the debt securities;

  . any limit on the aggregate principal amount of a series of debt securities;

  . the date on which the principal of the debt securities is payable;

  . the interest rate that the debt securities will bear, if any, including any method or formula to determine such rate, and the interest payment dates for the debt securities;

  . the place where the principal, premium, if any, and/or interest, if any, on the debt securities will be payable;

  . any optional redemption periods and the terms of that option;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  . the manner in which payments of principal, premium, if any, and/or interest, if any, on the debt securities will be determined, if these amounts will be based on an index, formula or other method;

  . the currency in which payment of principal, premium, if any, and interest, if any, on the debt securities will be payable, if other than U.S. currency; and

  . any other terms of the debt securities. (Section 301)

Ranking; Limitations on Mortgages and Liens

   The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. As of September 30, 2000, we had outstanding $60 million aggregate principal amount of first mortgage bonds issued under and secured by an Indenture of Mortgage, dated as of July 1, 1950, between us and Bank One, Louisiana, N.A., formerly The National Bank of Commerce in New Orleans, as trustee. In this prospectus, we sometimes refer to this Indenture of Mortgage as the "mortgage indenture." Holders of the first mortgage bonds issued under the mortgage indenture would have a prior claim on certain of our material assets upon dissolution, winding up, liquidation or reorganization by us. We may issue mortgage bonds under the mortgage indenture in addition to the first mortgage bonds currently issued and outstanding.

   So long as any indenture securities remain outstanding, the indenture prohibits us from creating or permitting any mortgage, lien or similar encumbrance, which we call a "mortgage," on any of our properties, unless we secure the indenture securities equally and ratably with the mortgage being created or permitted. This prohibition does not apply to:

  . mortgages to secure first mortgage bonds issued under the mortgage indenture;

  . "permitted liens" as defined in the Twenty-Fifth Supplemental Indenture to the mortgage indenture;

  . the following mortgages, provided that the mortgages do not apply to property owned by us or one of our subsidiaries, other than unimproved real property on which the construction or improvement is located:

    . mortgages to secure or provide for the payment of the purchase price or cost of property acquired, constructed or improved after the date of the indenture that are created or assumed

     --within 120 days after the acquisition or completion of construction or improvement or

     --within six months of the 120-day period, if pursuant to a firm commitment for financing arrangements, or

    . mortgages on any property existing at the time the property is acquired;

  . existing mortgages of a corporation merged with or into us or one of our subsidiaries;

  . mortgages of any corporation existing at the time it becomes one of our subsidiaries;

  . mortgages securing debt owed by one of our subsidiaries to us or to another one of our subsidiaries;

  . mortgages in favor of governmental bodies to secure advances or other payments under any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to these mortgages, including mortgages to secure pollution control or industrial revenue bonds;

  . mortgages to secure loans to us or one of our subsidiaries maturing within 12 months and made in the ordinary course of business;

  . mortgages on any property, including any natural gas, oil or other mineral property, to secure all or part of the cost of exploration, drilling or development of the property or to secure debt incurred to provide funds for any of these costs;

  . mortgages existing on the date of the indenture;

  . certain mortgages typically incurred in the ordinary course of business, including mortgages resulting from legal proceedings contested in good faith;

  . mortgages for extending, renewing or replacing indebtedness secured by any of the mortgages described in the bullet point items above, so long as

    . the principal amount of the indebtedness secured by these mortgages is not more than the principal amount of indebtedness secured at the time of the extension, renewal or replacement plus any premiums incurred in retiring the indebtedness and

    . the mortgage for the extension, renewal or replacement is limited to the original property or indebtedness;

  . mortgages on any property of one of our subsidiaries, except that the prohibition does apply if the property of the subsidiary is being used to secure any of our indebtedness; or

  . the issuance, assumption or guarantee by us or one of our subsidiaries of indebtedness secured by a mortgage up to an amount that, together with all other secured indebtedness of ours that does not fall under one of the above exceptions, is less than 5% of our "consolidated net tangible assets," which consists of:

    . the total amount of assets appearing on our balance sheet or consolidated balance sheet, minus certain amounts for depreciation, intangible assets and other items. (Section 1009)

Modification of the Indenture

   We and the trustee may modify the indenture without the consent of holders of indenture securities to do certain things, such as to establish the form and terms of a series of indenture securities or to add to our covenants under the indenture for the benefit of holders. (Section 901) Additionally, with certain exceptions, we and the trustee may modify the indenture or the rights of the holders of indenture securities if we obtain the consent of the holders of at least 50% in principal amount of all outstanding indenture securities affected by the modification. However, modifications of provisions of the indenture involving the following items will not be effective against any holder without the holder's consent:

  . the principal, premium or interest payment terms of any indenture security;

  . waivers of past defaults or certain requirements for quorum and voting;
    and

  . with certain exceptions, percentage requirements for modification or waiver of provisions of the indenture. (Section 902)

Events of Default

   With respect to indenture securities of a particular series, the following are events of default under the indenture:

  . failure for three "business days" (as defined in the indenture) after payment is due to pay principal and/or premium, if any, on any indenture security of the particular series;

  . failure for 30 days after payment is due to pay interest on any indenture security of the particular series;

  . failure for three business days after payment is due to make any sinking fund installment required by the terms of the particular series;

  . with certain exceptions, violation of any covenant or warranty made by us in the indenture that persists for at least 60 days after we have been notified of the violation in the manner provided in the indenture by the trustee or by the holders of 10% of the particular series;

  . default under other mortgages or instruments or under other series of indenture securities resulting in acceleration of indebtedness of over $5 million, unless the default is rescinded or discharged within 90 days after we are given notice in the manner provided in the indenture regarding the default from the trustee or from the holders of 25% of the particular series;

  . certain events of bankruptcy, insolvency or reorganization; and

  . any other event of default provided with respect to the particular series. (Section 501)

   An event of default for a particular series of indenture securities does not necessarily constitute an event of default for any other series of indenture securities issued under the indenture.

   If an event of default occurs and continues, either the trustee or the holders of at least 25% of the series may declare those indenture securities due and payable. (Section 502) Holders of a majority of a series of indenture securities may waive past defaults for that series under certain circumstances. (Section 513) We must furnish annually to the trustee a statement regarding performance by us of certain of our obligations under the indenture and any related defaults. (Section 1005)

Satisfaction and Discharge of Indenture

   With certain exceptions, we will be discharged from our obligations under the indenture with respect to any series of indenture securities by

  . delivering all outstanding indenture securities (other than indenture securities to which specified conditions apply) to the trustee for cancellation and paying all other amounts payable by us under the indenture, or

  . paying the principal, premium, if any, interest, if any, and any other amounts payable by us under the indenture when

    . all outstanding indenture securities (other than indenture securities to which specified conditions apply) have become due and payable or will become due and payable within one year, or

    . for indenture securities redeemable at our option, such indenture securities are to be called for redemption within one year under arrangements satisfactory to the trustee.

In addition to the requirements described above, we must also deliver a specified certificate and opinion of counsel to the trustee relating to the satisfaction and discharge of the indenture in order to be discharged from our obligations under the indenture. (Section 401)

Consolidation, Merger, Sale or Conveyance

   The indenture allows us to consolidate or merge with another corporation or sell, lease or convey all or substantially all of our assets to another corporation only if

  . we will be the surviving corporation, or the successor corporation is incorporated in the United States and assumes all of our obligations under the indenture securities and the indenture in a manner satisfactory to the trustee and

  . no default exists immediately after the transaction. (Section 801)

Form, Denomination and Registration; Book-Entry System

   Unless otherwise indicated in a prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples of $1,000. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities, but we may require you to pay taxes or other governmental charges for exchanges involving transfers under the terms of the indenture. (Section 305)

   Unless otherwise indicated in a prospectus supplement, each series of debt securities will be represented by one or more fully registered global notes, which we call the "Global Notes." Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depository, and registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for debt securities in certificated form, no Global Note may be transferred except as a whole by the depository or by a nominee of the depository.

   So long as the depository or its nominee is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Note for all purposes under the indenture. Except as provided below, beneficial owners of a Global Note representing debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the registered holders of the debt securities under the indenture. Furthermore, no Global Note representing debt securities will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depository and, if that beneficial owner is not a "participant," as described below, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we were to request any action of holders or if an owner of a beneficial interest in a Global Note representing debt securities were to desire to take any action that a holder is entitled to take under the indenture,

  . the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and

  . the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

   Each Global Note will be exchangeable for debt securities in certificated form only if:

  . the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 60 days, or

  . we, in our sole discretion, determine that the Global Notes will be exchangeable for certificated notes.

If one of the above events occurs, the Global Note or Global Notes will be exchangeable for debt securities in certificated form of like tenor and of an equal aggregate principal amount. The certificated debt securities will be registered in the name or names of the beneficial owners of the Global Note or Notes as the depository instructs the trustee. It is expected that instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interests in Global Notes.

   The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in Global Notes.

   The following is based on information furnished by the depository:

   The depository will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered Global Note in an amount up to $200 million will be issued for each issue of debt securities, each in the aggregate principal amount of the issue, and will be deposited with the depository.

   The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depository holds securities that its "participants" deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and certain other organizations.

   The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

   Purchases of debt securities under the depository's system must be made by or through direct participants, which will receive a credit for those debt securities on the depository's records. The ownership interest of each beneficial owner of each debt security represented by a Global Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners of debt securities will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in a Global Note representing debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing debt securities will not receive debt securities in certificated form representing their ownership interests in the debt securities, except in the event that use of the book-entry system for those debt securities is discontinued.

   To facilitate subsequent transfers, all Global Notes representing debt securities that are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of Global Notes with or on behalf of the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the Global Notes representing the debt securities. Instead, the depository's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the debt securities. Under its usual procedures, the depository mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the debt securities are credited on the applicable record date.

   We will make principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the debt securities in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the applicable participant and not of the depository, the trustee, any agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository will be our responsibility and that of the trustee. Disbursement of payments to direct participants will be the responsibility of the depository, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

   If applicable, redemption notices must be sent to Cede & Co. If less than all of the debt securities of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

   A beneficial owner must give notice of any option to elect to have its debt securities repaid by us, through its participant, to the trustee, and will effect delivery of the applicable debt securities by causing the direct participant to transfer the participant's interest in the Global Note representing the debt securities, on the depository's records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing the debt securities are transferred by direct participants on the depository's records.

   The depository may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the trustee or us. Neither we, the trustee nor any underwriter or agent will have any responsibility for the performance by the depository or its participants or indirect participants of their obligations. In the event that a successor securities depository is not obtained, debt securities in certificated form are required to be printed and delivered. Similarly, we may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, debt securities in certificated form will be printed and delivered.

   The information in this section concerning the depository and the depository's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

Concerning the Trustee

   The Bank of New York is the trustee under the indenture. The trustee also may act as a depository of funds for, make loans to and perform other services for us in the normal course of business, including acting as trustee under other indentures of ours. The corporate trust office of the trustee is located at 101 Barclay Street, New York, New York 10286.

   The trustee generally will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer a reasonable indemnity to the trustee. (Section 603) The holders of a majority of a series of indenture securities generally may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the indenture securities. (Section
512) The right of a holder to institute a proceeding under the indenture is subject to certain conditions, but each holder has an absolute right to receive payment of principal, premium, if any, and interest, if any, when due and to institute suit for the enforcement of payment of these amounts. This right is subject to certain limited exceptions in the case of interest. (Section 508) Within 90 days after a default with respect to any series of indenture securities, the trustee is required to give the holders notice of the default, unless the default has been cured or waived. The trustee may withhold this notice if it determines that it is in the best interest of the holders to do so, but the trustee may not withhold notice in this manner with respect to a default in the payment of principal, premium, if any, and/or interest, if any, on any indenture security. (Section 602)

   The trustee may resign from its duties with respect to the indenture at any time. We may remove the trustee in certain circumstances, and the holders of a majority of a series of indenture securities may remove the trustee with respect to that series. If the trustee resigns, is removed or becomes incapable of acting as trustee or a vacancy occurs in the office of the trustee for any reason, a successor trustee will be appointed in accordance with the provisions of the indenture. (Article Six)

   The indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the trustee if the trustee has or acquires any "conflicting interest," as that term is defined in the indenture. (Section 608) In the event the trustee becomes a creditor of ours, the indenture also contains certain limitations on the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any claims as security or otherwise. (Section 613)

                              Plan of Distribution

   We may sell debt securities in and outside the United States:

  . through an underwriter or underwriters,

  . through dealers,

  . through agents,

  . directly to purchasers, including our affiliates, or

  . through a combination of any of these methods.

   We may authorize underwriters, dealers and agents to solicit offers by institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date. If we elect to use delayed delivery contracts, we will describe the date of delivery, the conditions of the sale and the commissions payable for solicitation of such contracts in the prospectus supplement.

   We will describe the terms of any offering of debt securities in the prospectus supplement, including:

  . the method of distribution,

  . the name or names of any underwriters, dealers, purchasers or agents, and any managing underwriter or underwriters,

  . the purchase price of the debt securities and the proceeds we receive from the sale,

  . any underwriting discounts, agency fees or other form of underwriters' compensation,

  . any discounts and concessions allowed, reallowed or paid to dealers or agents, and

  . the expected time of delivery of the offered debt securities.

   We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

   If we use underwriters to sell our debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the offered debt securities if any are purchased. In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

   If we use a dealer to sell debt securities, we will sell the debt securities to the dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the debt securities they offer and sell. If we elect to use a dealer to sell debt securities, we will provide the name of the dealer and the terms of the transaction in the prospectus supplement.

   We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the debt securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

   Debt securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to a remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

   Underwriters, agents, dealers and some purchasers participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

   Unless we inform you otherwise in the prospectus supplement, none of our managers, officers or employees will solicit or receive a commission in connection with direct sales of debt securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

   We may enter into agreements with the underwriters, agents, purchasers, dealers or remarketing firms who participate in the distribution of our debt securities that will require us to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make for those liabilities. Underwriters, agents or dealers may be our customers. They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

   Each series of debt securities will be a new issue with no established trading market. We may elect to list any series of debt securities on an exchange. However, we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of debt securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for the debt securities will develop.

   In connection with an offering, the underwriters or agents may purchase and sell debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities. Syndicate short positions involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the debt securities sold in the offering for their account may be reclaimed by the syndicate if the debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

                      Where You Can Find More Information

   We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

   The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, the related prospectus supplement, a pricing supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with or furnished to the SEC, and our future filings with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities is completed:

  . Our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on April 2, 2001.

  . Our Current Report on Form 8-K dated and filed with the SEC on April 26,
    2001.

   This prospectus is part of a registration statement we have filed with the SEC relating to the debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site.

   You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at:

                                Cleco Power LLC
                            2030 Donahue Ferry Road
                        Pineville, Louisiana 71360-5226
                           Attn: Corporate Secretary
                                 (318) 484-7400

                             Validity of Securities

   The validity of the debt securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Phelps Dunbar, L.L.P., New Orleans, Louisiana, will pass on all matters of Louisiana law in this connection. Any underwriters or agents will be advised about the validity of the debt securities by their own counsel.

                                    Experts

   The financial statements incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell the IQ Notes in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its date.

                               -----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
The IQ Notes Offering......................................................  S-2
The Company................................................................  S-3
Selected Financial Data....................................................  S-3
Ratio of Earnings to Fixed Charges.........................................  S-3
Description of the IQ Notes................................................  S-4
The Policy and the Insurer.................................................  S-9
Ratings.................................................................... S-11
Underwriting............................................................... S-12
Validity of the IQ Notes................................................... S-13
Experts.................................................................... S-13
Appendix A--Form of Redemption Request.....................................  A-1
Appendix B--Form of Insurance Policy.......................................  B-1

                                  Prospectus

About This Prospectus......................................................    1
Disclosure Regarding Forward-Looking Statements............................    2
The Company................................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of the Debt Securities.........................................    4
Plan of Distribution.......................................................   12
Where You Can Find More Information........................................   14
Validity of Securities.....................................................   14
Experts....................................................................   14

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                                Cleco Power LLC

                                  $25,000,000

                                   % Insured
                                Quarterly Notes
                                      due
                               December 15, 2016

                                (IQ Notes(SM))

                               -----------------
                             PROSPECTUS SUPPLEMENT
                               -----------------

                          Edward D. Jones & Co., L.P.

                               December   , 2001

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